EXHIBIT 10.2

SEMGROUP CORPORATION

Board of Directors
Compensation Plan

Effective June 1, 2013

Total annual compensation for the non-executive Board members of SemGroup Corporation will be paid both in a cash retainer and in equity.

	Total Compensation [1]	Annual Cash Retainer [2]	Committee Meeting Fee [3]	Annual Equity Grant [4]
Non-Executive Chairman of the Board	$249,000	$124,500		$124,500
Chairman - Audit Committee	$209,000	$104,500	$2,000	$104,500
Members - Audit Committee	$174,000	$87,000	$2,000	$87,000
Chairman - Nominating/Governance Committee	$189,000	$94,500	$2,000	$94,500
Chairman - Compensation Committee	$189,000	$94,500	$2,000	$94,500
Members - Nominating/Governance Committee	$174,000	$87,000	$2,000	$87,000
Members - Compensation Committee	$174,000	$87,000	$2,000	$87,000
Members - Board Only	$174,000	$87,000		$87,000

A.	Board members will receive equity as restricted stock which shall fully vest on the first anniversary date of the grant.

B.
Board members will be required to retain all stock received as compensation while they are serving as members of the Board; provided, however, (i) that Board members will be able to sell shares to cover tax liability associated with vesting of restricted shares and (ii) that vested shares can be transferred: (1) to his or her revocable grantor trust in which such Director is the sole primary beneficiary; (2) to a trust maintained for the benefit of the spouse or minor child of the Director of which the Director serves as trustee; and (3) to the spouse of the director to be held in common ownership with such Director.

C.
Each Board member shall receive the highest Total Compensation he or she is entitled to pursuant to the above table. No Board member shall be entitled to compensation from more than one row of the table set forth above.

D.	The number of shares of restricted stock received shall be determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made.

E.	Board members will receive in June, 2013 the regular annual board compensation proposed above.

1 Total compensation is the sum of the cash and equity retainers paid on an annual basis. This does not include Committee Meeting Fees.
2 The annual cash retainer can be voluntarily deferred in increments of 5% subject to compliance with the SemGroup Corporation Non-executive Directors' Compensation Deferral Program which is attached as Attachment A hereto and hereby incorporated herein by reference.
3 Committee meeting fees are paid only to members of the Committee for their attendance at each meeting of their respective committees and not to other Board members who may attend the meeting voluntarily; provided, however, that if the Chairman of the Board attends a committee meeting for the purpose of establishing a quorum and if a non-member of a committee attends at the specific request or requirement of the Chairman of that Committee, that director will be entitled to be paid a Committee Meeting Fee.
4 All equity grants will be made under the SemGroup Corporation Equity Incentive Plan.